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                                                                     EXHIBIT 4.3

                              AMENDED AND RESTATED
                          IRREVOCABLE PROXY AGREEMENT

        THIS AMENDED AND RESTATED IRREVOCABLE PROXY AGREEMENT (the "Proxy Agreement") is made as of October 31, 1995, by and between WILLIAM H. SANDY, THE WILLIAM H. SANDY TRUST (together with William H. Sandy, "Shareholders"), MARJORIE M. SANDY and AUTOMATIC DATA PROCESSING, INC., a Delaware corporation ("ADP").

                                   RECITALS:

        A. ADP, ADP Mergerco, Inc., a Michigan corporation and a wholly-owned subsidiary of ADP ("Mergerco"), and Sandy Corporation, a Michigan corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of August 22, 1995 (the "Merger Agreement"), which provides for the merger of Mergerco with and into the Company (the "Merger").

        B. Shareholders own of record 442,722 shares of Company common stock, par value $.01 per share (the "Owned Shares").

        C. Pursuant to the Merger Agreement, ADP has agreed to purchase the Owned Shares from Shareholders in connection with the Merger at the effective time of the Merger.

        D. A portion of the Owned Shares (the "Restricted Shares") is subject to certain restrictions contained in the Shareholder Agreement dated November 4, 1985 by and among various shareholders of the Company, including Shareholders (the "Shareholder Agreement"), and the remainder of the Owned Shares is not subject to the provisions of the Shareholder Agreement (the "Unrestricted Shares").

        E. The Shareholder Agreement shall terminate on November 26, 1995 (the "Termination Date") and the Restricted Shares shall thereafter become free and clear of any and all restrictions imposed thereon pursuant thereto.

        F. On August 22, 1995, William H. Sandy, Marjorie M. Sandy and ADP entered into an Irrevocable Proxy Agreement (the "Original Irrevocable Proxy Agreement") intended to grant to ADP an irrevocable proxy for the sole purpose of directing the vote or written consent of the Owned Shares, which irrevocable proxy was to become effective as to the Unrestricted Shares on and after the date thereof and as to the Restricted Shares on and after the Termination Date, upon the terms and subject to the conditions set forth therein.

        G. The parties hereto wish to amend and restate the Original Irrevocable Proxy Agreement to bind William H. Sandy to the terms and provisions thereof not only in his individual capacity but also as trustee of The William H. Sandy Trust.
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        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree that the Original Irrevocable Proxy Agreement is hereby amended and restated to read as follows:

        1.      GRANT OF IRREVOCABLE PROXY.

                (a) Upon the terms and subject to the conditions set forth herein, to induce ADP and Mergerco to enter into and perform the Merger Agreement, Shareholders hereby irrevocably make, constitute and appoint ADP to act, effective as to the Unrestricted Shares as of and after August 22, 1995 and as to the Restricted Shares on and after the Termination Date, as true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholders with full power to appoint a substitute or substitutes, and direct ADP, and ADP hereby agrees, to vote the Owned Shares (and any and all securities issued or issuable in respect thereof) at any meeting of the shareholders of the Company (including adjournments thereof) or by written consent in the place and stead of Shareholders in favor of adopting the Merger Agreement (and the related Plan of Merger) and approving the Merger. By giving this irrevocable proxy, Shareholders hereby revoke any other proxy heretofore granted by Shareholders to vote any of the Unrestricted Shares (or such other securities issued or issuable in respect thereof) on or after the date hereof and any of the Restricted Shares (or such other securities issued or issuable in respect thereof) on or after the Termination Date.

               (b) All power and authority hereby conferred is coupled with an interest and, except as otherwise provided in Section 5 hereof, is irrevocable, shall not be terminated by any act of either Shareholder or by operation of law, by death or incapacity of William H. Sandy or any trustee or beneficiary of The William H. Sandy Trust, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholders. If after the execution of this Proxy Agreement, William H. Sandy or any trustee or beneficiary of The William H. Sandy Trust shall die or become incapacitated, cease to have appropriate power or authority, or if any other such event or events shall occur, ADP is nevertheless authorized and directed to vote the Owned Shares in accordance with the terms of this Proxy Agreement as if such death, incapacity, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

         2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholders hereby represent and warrant to ADP as follows:

                (a) DUE AUTHORIZATION. Shareholders have full legal power to enter into this Proxy Agreement and perform their obligations hereunder. This Proxy Agreement has been duly executed and delivered by Shareholders.

                (b) CONFLICTING INSTRUMENTS. The execution and delivery of this Proxy Agreement by Shareholders does not, and the performance of this Proxy Agreement by Shareholders will not, (i) require the consent, waiver, approval or license authorization of


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or any filing with any person or public authority or (ii) with or without the giving of notice or the lapse of time, or both, conflict with or result in a breach of any terms or provisions of, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Owned Shares under, any agreement or other instrument to which either Shareholder is a party or by which any of such Shareholder's property is bound (including, without limitation, the Shareholder Agreement) or any existing applicable law, rule, regulation, judgment, decree or order of any governmental instrumentality, court or administrative body having jurisdiction over either Shareholder or any of such Shareholder's property.

        (c) OWNERSHIP. Except as provided in the Shareholder Agreement and in this Proxy Agreement, (i) Shareholders are the record owners of the Owned Shares with sole power to direct the voting and disposition of such shares, and
(ii) the Owned Shares are beneficially owned by William H. Sandy and/or the beneficiary(ies) of The William H. Sandy Trust, free and clear of all security interests, liens, claims, encumbrances, charges, restrictions on transfer, proxies and voting and other agreements.

        3. ADJUSTMENTS. If the number of Owned Shares increases, decreases or otherwise changes by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of Owned Shares subject to this Proxy Agreement shall be adjusted appropriately.

        4. COVENANTS OF SHAREHOLDERS. Shareholders and Marjorie M. Sandy each hereby covenants and agrees that such person shall not, without the prior written consent of ADP, directly or indirectly:

                (i) sell, assign, pledge, grant any option or proxy with respect to, or otherwise transfer or dispose of any of, or enter into any voting or other agreements with respect to, the Owned Shares, or deposit the Owned Shares in a voting trust, or take or omit to take or permit any action which would or might result in any of the foregoing or otherwise prevent or disable Shareholders from performing their obligations hereunder; provided, however, that Shareholders may sell, transfer or dispose of any of the Owned Shares to a third party who agrees in writing to be bound by the terms and conditions of this Proxy Agreement; or

                (ii) vote the Unrestricted Shares on or after the date hereof or the Restricted Shares on or after the Termination Date on any matter referred to in Section 1(a) hereof.

        5. EXPIRATION. The irrevocable proxy granted hereby shall become effective as to the Unrestricted Shares as of August 22, 1995 and as to the Restricted Shares on the Termination Date and shall expire at the earlier of
(i) the Effective Time (as defined in the Merger Agreement) and (ii) one business day following the date of termination of the Merger Agreement in accordance with the terms thereof.


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        6.      MISCELLANEOUS.

                (a) SEVERABILITY. If any term, provision, covenant or restriction of this Proxy Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                (b) ASSIGNMENT. This Proxy Agreement shall survive the death or incapacity of William H. Sandy or any trustee or beneficiary of the William H. Sandy Trust and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and assigns, but neither this Proxy Agreement nor any rights hereunder shall be assigned by any party without the prior written consent of the other parties hereto, except that ADP may assign its rights to a direct or indirect subsidiary at least 50% owned by ADP (in which case all references to ADP shall be deemed to mean such subsidiary).

                (c) AMENDMENTS. This Proxy Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

                (d) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties as follows:

        If to either Shareholder        William H. Sandy/Marjorie M. Sandy
        or Marjorie M. Sandy:           596 Rudgate
                                        Bloomfield Hills, Michigan 48304

        With a copy to:                 Jaffe, Raitt, Heuer & Weiss
                                          Professional Corporation
                                        One Woodward Avenue
                                        Suite 2400
                                        Detroit, Michigan 48226
                                        Attn: Ira J. Jaffe, Esq.

        If to ADP:                      Automatic Data Processing, Inc.
                                        One ADP Boulevard
                                        Roseland, New Jersey 07068
                                        Attn: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith.

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                (e) GOVERNING LAW. This Proxy Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                (f) COUNTERPARTS. This Proxy Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                (g) EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

                (h) SPECIFIC PERFORMANCE. Shareholders acknowledge that performance of their obligations hereunder will confer a unique benefit on ADP and, accordingly, that a failure of performance by either Shareholder is not compensable by money damages.

        IN WITNESS WHEREOF, the parties hereto have caused this Proxy Agreement to be duly executed as of the day and year first above written.

                                      AUTOMATIC DATA PROCESSING, INC.


                                      By: /s/ James B. Benson
                                          ---------------------------------
                                      Its:
                                           --------------------------------

                                      /s/ William H. Sandy
                                      -------------------------------------
                                      WILLIAM H. SANDY


                                      THE WILLIAM H. SANDY TRUST

                                      By: /s/ William H. Sandy
                                          ----------------------------------
                                      Its: Trustee
                                           ---------------------------------

                                      FOR PURPOSES OF SECTION 4 ONLY

                                      /s/ Marjorie M. Sandy
                                      --------------------------------------
                                      MARJORIE M. SANDY


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The Sandy Corporation hereby acknowledges the existence of this Proxy Agreement and agrees to act in accordance herewith.

                                        SANDY CORPORATION


                                        By:   /s/ Raymond A. Ketchledge
                                             ----------------------------------

                                        Its:  President
                                             ----------------------------------



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